Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Trimble Inc. (“Trimble” or the “Company”) acquired all of the outstanding shares of Waterfall Holdings, Inc., the holding company of Viewpoint, Inc., in an all-cash transaction valued at $1,218.2 million on July 2, 2018 (the “Viewpoint acquisition”).  The acquired business, including Waterfall Holdings, Inc. and its indirect subsidiary Viewpoint, Inc., is referred to herein as "Viewpoint" for the purpose of the unaudited pro forma condensed combined financial statements. The Company financed the acquisition primarily by issuing additional senior notes and an adjustable rate term loan.

The following unaudited pro forma condensed combined statements of income for the first quarter of fiscal 2018, and the fiscal year ended 2017 (the “Pro Forma Income Statements”), give effect to Trimble’s acquisition of Viewpoint, as discussed in Note 4, as if such acquisition had occurred on the first day of the fiscal year ended 2017. The unaudited pro forma condensed combined balance sheet as of the first quarter ended fiscal 2018 (the “Pro Forma Balance Sheet”), gives effect to the Viewpoint acquisition as if it had occurred as of the last day of the first quarter ended fiscal 2018. The Pro Forma Income Statements and the Pro Forma Balance Sheet are collectively referred to as the “Pro Forma Financial Information”. The Pro Forma Financial Information is unaudited and does not purport to represent what Trimble’s combined results of operations would have been if the Viewpoint acquisition had occurred on the first day of the fiscal year ended 2017, what those results would be for any future periods, or what Trimble’s combined balance sheet would have been if the Viewpoint acquisition had occurred as of the last day of the first quarter ended fiscal 2018.

The unaudited pro forma combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Viewpoint acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include the realization of cost savings from operating efficiencies or restructuring costs anticipated to result from the Viewpoint acquisition.

Exhibit 99.3

TRIMBLE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In millions, except per share amounts)

First Quarter of	2018
	Trimble	Viewpoint	Combined
	Historical As Reported	Historical As Adjusted (Note 3)	Pro Forma Adjustments	(Note 6)	Pro Forma

Revenue:
Product	$497.8	$4.6	$0.8	(a)	$503.2
Service	128.8	7.4	0.9	(a)	137.1
Subscription	115.6	31.4	(1.9)	(a)	145.1
Total revenue	742.2	43.4	(0.2)		785.4
Cost of sales:
Product	235.4	0.1	—		235.5
Service	59.6	5.2	—		64.8
Subscription	27.9	7.9	(0.6)	(b)	35.2
Amortization of purchased intangible assets	23.1	3.4	6.0	(c)	32.5
Total cost of sales	346.0	16.6	5.4		368.0
Gross margin	396.2	26.8	(5.6)		417.4
Operating expense:
Research and development	109.3	6.2	0.1	(d)	115.6
Sales and marketing	122.1	11.3	(0.8)	(a)	132.6
General and administrative	81.6	10.1	0.5	(b),(d)	92.2
Restructuring charges	1.6	0.3	—		1.9
Amortization of purchased intangible assets	17.4	3.6	0.8	(c)	21.8
Total operating expense	332.0	31.5	0.6		364.1
Operating income (loss)	64.2	(4.7)	(6.2)		53.3
Non-operating income (expense), net:
Interest expense, net	(9.5)	(6.0)	(7.1)	(e)	(22.6)
Foreign currency transaction gain, net	3.7	—	—		3.7
Income from equity method investments, net	4.9	—	—		4.9
Other income, net	3.4	1.2	—		4.6
Total non-operating income (expense), net	2.5	(4.8)	(7.1)		(9.4)
Income (loss) before taxes	66.7	(9.5)	(13.3)		43.9
Income tax provision (benefit)	8.0	(2.4)	(3.3)	(f)	2.3
Net income (loss)	58.7	(7.1)	(10.0)		41.6
Net income attributable to noncontrolling interests	0.2	—	—		0.2
Net income attributable to Trimble Inc.	$58.5	$(7.1)	$(10.0)		$41.4
Net income per share attributable to Trimble Inc.
Basic	$0.24				$0.17
Diluted	$0.23				$0.16
Shares used in calculating net income per share:
Basic	248.8				248.8
Diluted	253.2				253.2

Exhibit 99.3

TRIMBLE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In millions, except per share amounts)

Fiscal Year of	2017
	Trimble	Viewpoint	Combined
	Historical As Adjusted (Note 2)	Historical As Adjusted (Note 3)	Pro Forma Adjustments	(Note 6)	Pro Forma

Revenue:
Product	$1,763.8	$17.8	$4.4	(a)	$1,786.0
Service	475.4	27.0	1.6	(a)	504.0
Subscription	407.3	110.4	(7.1)	(a)	510.6
Total revenue	2,646.5	155.2	(1.1)		2,800.6
Cost of sales:
Product	875.6	1.3	—		876.9
Service	194.4	20.7	(1.4)	(a)	213.7
Subscription	113.1	25.4	(1.7)	(b)	136.8
Amortization of purchased intangible assets	85.8	11.8	25.8	(c)	123.4
Total cost of sales	1,268.9	59.2	22.7		1,350.8
Gross margin	1,377.6	96.0	(23.8)		1,449.8
Operating expense:
Research and development	370.2	20.7	0.4	(d)	391.3
Sales and marketing	400.1	37.2	(4.8)	(a)	432.5
General and administrative	301.7	34.9	4.0	(b),(d)	340.6
Restructuring charges	6.9	3.0	—		9.9
Amortization of purchased intangible assets	63.0	13.2	4.4	(c)	80.6
Total operating expense	1,141.9	109.0	4.0		1,254.9
Operating income (loss)	235.7	(13.0)	(27.8)		194.9
Non-operating income (expense), net:
Interest expense, net	(25.2)	(12.3)	(40.0)	(e)	(77.5)
Foreign currency transaction gain, net	3.3	—	—		3.3
Income from equity method investments, net	29.5	—	—		29.5
Other income, net	4.9	3.5	—		8.4
Total non-operating income (expense), net	12.5	(8.8)	(40.0)		(36.3)
Income (loss) before taxes	248.2	(21.8)	(67.8)		158.6
Income tax provision (benefit)	129.7	(24.6)	(25.4)	(f)	79.7
Net income	118.5	2.8	(42.4)		78.9
Net income attributable to noncontrolling interests	0.1	—	—		0.1
Net income attributable to Trimble Inc.	$118.4	$2.8	$(42.4)		$78.8
Net income per share attributable to Trimble Inc.
Basic	$0.47				$0.31
Diluted	$0.46				$0.31
Shares used in calculating net income per share:
Basic	252.1				252.1
Diluted	256.7				256.7

Exhibit 99.3

TRIMBLE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In millions)

As of First Quarter of	2018
	Trimble	Viewpoint	Combined
	Historical As Reported	Historical As Adjusted (Note 3)	Pro Forma Adjustments	(Note 6)	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$274.5	$14.0	$20.1	(g)	$308.6
Accounts receivable, net	475.7	13.6	5.8	(a),(b)	495.1
Other receivables	33.4	1.0	0.7	(j)	35.1
Inventories	289.1	—	—		289.1
Other current assets	51.9	13.9	(3.4)	(a),(b)	62.4
Total current assets	1,124.6	42.5	23.2		1,190.3
Property and equipment, net	184.3	9.3	(1.7)	(b)	191.9
Goodwill	2,726.4	373.5	488.8	(h)	3,588.7
Other purchased intangible assets, net	466.2	207.2	198.6	(c)	872.0
Deferred costs, non-current	35.6	—	—		35.6
Other non-current assets	136.6	2.6	4.0	(i)	143.2
Total assets	$4,673.7	$635.1	$712.9		$6,021.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$430.5	$2.5	$(2.5)	(e)	$430.5
Accounts payable	157.4	2.9	(1.6)	(j)	158.7
Accrued compensation and benefits	105.8	7.5	60.4	(k)	173.7
Deferred revenue	324.2	39.5	(14.0)	(l)	349.7
Accrued warranty expense	18.9	—	—		18.9
Other current liabilities	110.0	10.4	17.1	(m)	137.5
Total current liabilities	1,146.8	62.8	59.4		1,269.0

Long-term debt	691.8	291.7	897.5	(e)	1,881.0
Non-current deferred revenue	36.2	—	—		36.2
Deferred income tax liabilities	49.8	25.1	28.6	(n)	103.5
Income taxes payable	80.4	—	—		80.4
Other non-current liabilities	168.8	3.0	(0.8)	(i)	171.0
Total liabilities	2,173.8	382.6	984.7		3,541.1

Stockholders' equity:
Common stock	0.2	48.7	(48.7)	(o)	0.2
Additional paid-in-capital	1,497.0	288.0	(288.0)	(o)	1,497.0
Retained earnings	1,103.6	(83.9)	64.6	(o)	1,084.3
Accumulated other comprehensive income (loss)	(101.1)	(0.3)	0.3	(o)	(101.1)
Total Trimble Inc. stockholders’ equity	2,499.7	252.5	(271.8)		2,480.4
Noncontrolling interests	0.2	—	—		0.2
Total stockholders' equity	2,499.9	252.5	(271.8)		2,480.6
Total liabilities and stockholders’ equity	$4,673.7	$635.1	$712.9		$6,021.7

Exhibit 99.3

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Preparation
The unaudited pro forma combined financial data was based on and should be read in conjunction with (i) historical consolidated financial statements of Trimble included in its Annual Report on Form 10-K for the fiscal year ended 2017 and its Quarterly Report on Form 10-Q for the first quarter ended fiscal 2018, (ii) the audited consolidated financial statements of Waterfall Holdings, Inc. as of and for the year ended December 31, 2017, (iii) the unaudited condensed consolidated financial statements of Waterfall Holdings, Inc.as of and for the first quarter ended March 31, 2018, (iv) the unaudited pro forma condensed combined balance sheet for Trimble and Viewpoint as of the first quarter ended fiscal 2018, and (v) unaudited pro forma condensed combined statements of income for Trimble and Viewpoint for the first quarter of fiscal 2018 and fiscal year ended 2017 included in this Current Report on Form 8-K/A. The unaudited pro forma condensed combined statements of income and balance sheet give effect to the Viewpoint acquisition as if such transaction occurred on the first day of fiscal 2017 for statement of income purposes and on the last day of the first quarter ended fiscal 2018 for balance sheet purposes.
Trimble’s fiscal year ended on December 29, 2017 and the first quarter ended on March 30, 2018. Viewpoint’s fiscal year ended on December 31, 2017 and the first quarter ended on March 31, 2018. The unaudited pro forma condensed combined statements of income for the fiscal year ended 2017 combines Trimble’s year ended December 29, 2017 (as adjusted for accounting changes, as described in Note 2) with Viewpoint’s year ended December 31, 2017. The unaudited pro forma condensed combined statements of income for the first quarter of fiscal 2018 combines Trimble’s first quarter ended March 30, 2018 with Viewpoint’s first quarter ended March 31, 2018.
The unaudited pro forma combined financial data was prepared under existing U.S. Generally Accepted Accounting Principles standards, which are subject to change upon finalization of purchase accounting. The historical financial data has been adjusted to give effect to pro forma events that are directly attributable to the Viewpoint acquisition, are factually supportable and, for purposes of the unaudited pro forma income statement, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Viewpoint acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include the realization of cost savings from operating efficiencies or restructuring costs anticipated to result from the Viewpoint acquisition.

2.	Adjustments for Accounting Changes to the Company’s Historical Consolidated Financial Data
Beginning in fiscal 2018, the Company adopted the new accounting standard, Revenue from Contracts with Customers (“ASC 606”), using the full retrospective method.  The Company also adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). The impact of the full retrospective adoption on the Company’s 2017 and 2016 financial information is presented below.

Exhibit 99.3

NEW ACCOUNTING STANDARDS ADOPTION IMPACT
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	As Reported		ASC 606 & ASU 2017-07 Adjustments		As Adjusted
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2017	2016	2017	2016	2017	2016
Revenue:
Product	$1,763.8	$1,562.0	$—	$8.6	$1,763.8	$1,570.6
Service	461.6	430.2	13.8	6.5	475.4	436.7
Subscription	428.8	370.0	(21.5)	(15.2)	407.3	354.8
Total revenue	2,654.2	2,362.2	(7.7)	(0.1)	2,646.5	2,362.1
Cost of sales:
Product	866.5	760.8	9.1	3.2	875.6	764.0
Service	196.3	169.9	(1.9)	0.2	194.4	170.1
Subscription	113.0	104.9	0.1	—	113.1	104.9
Amortization of purchased intangible assets	85.8	88.6	—	—	85.8	88.6
Total cost of sales	1,261.6	1,124.2	7.3	3.4	1,268.9	1,127.6
Gross margin	1,392.6	1,238.0	(15.0)	(3.5)	1,377.6	1,234.5
Operating expense:
Research and development	370.2	349.6	—	—	370.2	349.6
Sales and marketing	404.2	377.6	(4.1)	(2.9)	400.1	374.7
General and administrative	302.3	256.0	(0.6)	—	301.7	256.0
Restructuring charges	6.9	11.6	—	—	6.9	11.6
Amortization of purchased intangible assets	63.0	62.2	—	—	63.0	62.2
Total operating expense	1,146.6	1,057.0	(4.7)	(2.9)	1,141.9	1,054.1
Operating income	246.0	181.0	(10.3)	(0.6)	235.7	180.4
Non-operating income (expense), net:
Interest expense, net	(25.0)	(25.9)	(0.2)	—	(25.2)	(25.9)
Foreign currency transaction gain (loss), net	3.3	(1.9)	—	—	3.3	(1.9)
Income from equity method investments, net	29.5	17.6	—	—	29.5	17.6
Other income, net	5.3	5.9	(0.4)	—	4.9	5.9
Total non-operating income (expense), net	13.1	(4.3)	(0.6)	—	12.5	(4.3)
Income before taxes	259.1	176.7	(10.9)	(0.6)	248.2	176.1
Income tax provision	137.9	44.5	(8.2)	(0.6)	129.7	43.9
Net income	121.2	132.2	(2.7)	—	118.5	132.2
Net income attributable to noncontrolling interests	0.1	(0.2)	—	—	0.1	(0.2)
Net income attributable to Trimble Inc.	$121.1	$132.4	$(2.7)	$—	$118.4	$132.4
Net income per share attributable to Trimble Inc.
Basic	$0.48	$0.53	$(0.01)	$—	$0.47	$0.53
Diluted	$0.47	$0.52	$(0.01)	$—	$0.46	$0.52
Shares used in calculating net income per share:
Basic	252.1	250.5	-	-	252.1	250.5
Diluted	256.7	253.9	-	-	256.7	253.9

Exhibit 99.3

3.	Reclassification Adjustments to Viewpoint’s Historical Reported Financial Data
Certain reclassification adjustments have been made to Viewpoint’s the first quarter ended fiscal 2018 and fiscal 2017 financial statements to conform to the financial statement presentation of Trimble.

a.
Statement of income reclassification - Viewpoint’s restructuring expense of $0.3 million and $3.0 million were presented as part of general and administrative expense and have been reclassified as a separate line item to conform to the Company’s statements of income presentation for the first quarter of fiscal 2018 and fiscal 2017, respectively.

b.
Balance sheet reclassifications - Viewpoint’s non-trade accounts receivable of $1.0 million were reclassified into other receivables, and Viewpoint’s accrued liabilities of $8.5 million were reclassified into other current liabilities to conform to the Company’s balance sheet presentation. For ease of presentation, Viewpoint’s preferred stock is presented together with Viewpoint’s common stock on the unaudited pro forma condensed combined balance sheet.

4.	Viewpoint Acquisition
On July 2, 2018, subsequent to the second quarter, the Company acquired all of the outstanding shares of Waterfall Holdings, Inc., the holding company of Viewpoint, Inc., in an all-cash transaction valued at $1,218.2 million. The Viewpoint acquisition is reported as part of Trimble’s Buildings and Infrastructure Segment.

The carrying values of assets and liabilities in Viewpoint’s financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities. The fair value of the assets acquired and liabilities assumed are preliminary and may be adjusted as the Company obtains additional information, primarily related to adjustments for the true up of acquired net working capital in accordance with certain purchase agreements, and estimated values of certain net tangible assets and liabilities including tax balances, pending the completion of final studies and analyses. If there are adjustments made for these items, the fair value of intangible assets and goodwill could be impacted. Thus, the provisional measurements of fair value are subject to change. Such changes could be significant. The Company expects to finalize the valuation of the net tangible and intangible assets as soon as practicable, but not later than one year from the acquisition date.

The fair value of identifiable assets acquired and liabilities assumed was determined under the acquisition method of accounting for business combinations. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The fair value of intangible assets acquired is generally determined based on a discounted cash flow analysis. Goodwill consisted of Viewpoint’s highly skilled and valuable assembled workforce, a proven ability to generate new products and services to drive future revenue and a premium paid by the Company for synergies unique to its business. The Company recorded $862.3 million of goodwill from this acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes.

Exhibit 99.3

The following table summarizes the consideration transferred to acquire Viewpoint, the assets acquired and liabilities assumed and the estimated useful lives of the identifiable intangible assets as of the acquisition date:

	Estimated
	Fair Value
(In millions)
Fair value of total purchase consideration	$1,218.2
Less: fair value of net asset acquired:
Net tangible assets acquired	6.1
Intangible assets acquired:		Estimated Useful Life
Developed product technology	225.4	6 - 7 years
In-Process Research & Development	12.9	n/a
Customer relationships	158.6	10 - 12 years
Trade name	8.9	5 years
Subtotal	405.8
Deferred taxes	(56.0)
Goodwill	$862.3

Details of the net tangible assets acquired are as follows:

As of July 2, 2018
(In millions)
Cash and cash equivalents	$69.0
Accounts receivable, net	19.4
Other receivables	1.7
Other current assets	10.5
Property and equipment, net	7.6
Other non-current assets	6.6
Accounts payable	(1.3)
Accrued compensation and benefits	(67.9)
Deferred revenue	(25.5)
Other current liabilities	(11.8)
Other non-current liabilities	(2.2)
Net tangible assets acquired	$6.1

In conjunction with the Viewpoint acquisition, Trimble and Viewpoint have incurred certain direct and incremental acquisition-related charges totaling approximately $31.2 million, related primarily to investment banking, legal, accounting and other professional services.

Exhibit 99.3

5.	Debt
The Viewpoint acquisition was funded through $18.2 million in existing cash and $1,200.0 million in debt as described below.

In the second quarter of fiscal 2018, the Company restructured its debt facilities and issued bonds in anticipation of the Viewpoint acquisition as follows:
On May 15, 2018, the Company entered into a new credit agreement, (the “2018 Credit Facility”), with a group of lenders that provides for unsecured credit facilities in the aggregate principal amount of $1.75 billion, comprised of a five-year revolving loan facility of $1.25 billion (the “Revolving Credit Facility”) and a delayed draw three-year term loan facility of $500.0 million (the “Term Loan”). Subject to the terms of the 2018 Credit Facility, the Company may request an additional loan facility up to $500.0 million. The Company also has two $75.0 million revolving credit facilities which are uncommitted and may be called by the lenders with little notice (the "Uncommitted Facilities").

On June 15, 2018, the Company issued $300.0 million of 4.15% Senior Notes due June 15, 2023 and $600.0 million of 4.90% Senior Notes due June 15, 2028 (collectively, the “Notes”).

The proceeds of the borrowings under the Revolving Credit Facility, together with cash on hand, were used to repay and terminate the Company's existing 2014 credit facility. The net proceeds of the Notes offering in June 2018 were used to repay and terminate the $300.0 million amount outstanding under the Revolving Credit Agreement, dated as of February 2, 2018 and to temporarily pay down the outstanding borrowings under the Revolving Credit Facility and the Uncommitted Facilities.

With the new borrowings in place and upon completion of the Viewpoint acquisition, the Company incurred $1,200.0 million in debt.

6.	Pro Forma Adjustments
The following items resulted in adjustments reflected in the unaudited pro forma combined financial information:
(a) New accounting standard adoption
On December 30, 2017 (the first day of fiscal 2018), the Company adopted the new accounting standard, Revenue from Contracts with Customers (“ASC 606”), using the full retrospective method.
(i) Revenue – Viewpoint’s historical product, service, and subscription revenue have been adjusted to reflect the impact of the adoption of ASC 606 for the first quarter of fiscal 2018 and fiscal 2017.
(ii) Other – Viewpoint's cost to obtain customer contracts has been adjusted to reflect the adoption of ASC 606 for the first quarter of fiscal 2018 and fiscal 2017.
(b) Accounting policy alignments
As part of preparing the unaudited pro forma condensed combined financial statements, the Company conducted a review of the accounting policies of Viewpoint to determine if differences in accounting policies would require pro forma adjustments to conform to the Company’s accounting policies.
(i) Amortization of capitalized software development cost – Reflects elimination of Viewpoint's amortization of capitalized software development cost of $0.6 million and $1.7 million presented as part of subscription in cost of sales to conform to the Company’s accounting policies for the first quarter of fiscal 2018 and fiscal 2017, respectively.

Exhibit 99.3

(ii) Other – Reflects adjustments to conform to the Company’s accounting policies for fixed asset capitalization, accounts receivable allowances, and prepaid expenses of $0.2 million and $1.6 million for the first quarter of fiscal 2018 and fiscal 2017, respectively.
(c) Intangible assets – Reflects adjustments of $405.8 million resulting from the preliminary purchase accounting of the Viewpoint acquisition, partially offset by the write-off of $207.2 million to eliminate Viewpoint’s historical as adjusted intangible assets and related amortization. A 10% change in valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $5.1 million, assuming an overall weighted-average useful life of eight years.
The following table summarizes the pro forma adjustments related to amortization expense of purchased intangibles for the first quarter of fiscal 2018 and fiscal 2017:

	First Quarter of Fiscal 2018			Fiscal 2017
	Preliminary purchase accounting of the Viewpoint acquisition	Viewpoint’s historical adjustments	Pro forma adjustments	Preliminary purchase accounting of the Viewpoint acquisition	Viewpoint’s historical adjustments	Pro forma adjustments
(In millions)
Cost of sales	$9.4	$(3.4)	$6.0	$37.6	$(11.8)	$25.8
Operating expenses	4.4	(3.6)	0.8	17.6	(13.2)	4.4
Total amortization expense of purchased intangibles	$13.8	$(7.0)	$6.8	$55.2	$(25.0)	$30.2
(d) Additional share-based compensation – Reflects the difference between Viewpoint's historical share-based compensation expense and the estimated share-based compensation expense related to new awards issued to several key executives in connection with the acquisition. The fair value of the new share-based awards, including stock options and restricted stock units, will be recognized ratably over post-combination service periods ranging from three to four years. Accordingly, adjustments of $0.8 million for the first quarter of fiscal 2018 and $2.9 million for fiscal 2017 are reflected in the pro forma adjustments.
(e) Debt and interest expense – As discussed under Note 5, the $1,218.2 million purchase price was funded by the $18.2 million of existing cash and the issuance of $1,200.0 million new long-term debt, which was partially offset by the repayment of Viewpoint’s outstanding debt balances of $294.2 million, which was based on outstanding balances as of the first quarter ended fiscal 2018. The weighted-average interest rate on the debt is 4.2%, based upon current market interest rates as of August 30, 2018, and results in $13.1 million and $52.3 million of interest expense in the first quarter of fiscal 2018 and fiscal 2017, respectively. A 1/8% change in interest rates on the debt incurred as part of the Viewpoint acquisition would result in a change in interest expense of $1.5 million annually.
The new interest expense of $13.1 million, partially offset by the elimination of Viewpoint’s interest expense of $6.0 million, is shown as a pro forma adjustment of $7.1 million for the first quarter of fiscal 2018. The new interest expense of $52.3 million, partially offset by the elimination of Viewpoint’s interest expense of $12.3 million, is shown as a pro forma adjustment of $40.0 million for fiscal 2017.
(f) Income taxes – Adjustments to income tax provision (benefit) have been recorded for the pro forma adjustments at the applicable statutory rate in effect during the periods for which the pro forma combined statements of income are presented. The income tax effects of the 2017 Tax Act are presented as recorded by the separate companies. The pro forma income statement adjustments exclude 2017 Tax Act related re-measurement of deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) established in preliminary purchase accounting.
(g) Cash and cash equivalents – Reflects new debt incurred by the Company of $1,200.0 million and accrued compensation and benefits of $59.9 million that were distributed subsequent to the closing of the acquisition as referenced in below note (k), partially offset by consideration paid of $1,218.2 million, financing cost on debt incurred by the Company of $16.6 million, and working capital adjustments of $5.0 million.

Exhibit 99.3

(h) Goodwill – Goodwill, representing the excess of purchase consideration over the fair value of net tangible assets and identifiable intangible assets acquired, is $862.3 million, which reflects the preliminary purchase price allocation of the Viewpoint acquisition, partially offset by the write-off of $373.5 million to eliminate Viewpoint’s historical as adjusted goodwill.
(i) Other non-current assets and liabilities – Reflects adjustments resulting from the impact of preliminary purchase accounting to leasehold interest and deferred rent.
(j) Accounts payable / Other receivables – Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 4.
(k) Accrued compensation and benefits – As part of purchase price payments, Trimble transferred $59.9 million to Viewpoint to settle outstanding stock options, certain transaction and retention bonuses. These disbursements were made subsequent to the closing of the acquisition.
(l) Deferred revenue – Reflects an adjustment for the impact of preliminary purchase accounting fair value adjustments to deferred revenue. The fair value was determined based on the estimated costs to fulfill the remaining maintenance obligations plus a normal profit margin. After the acquisition, this adjustment will not have a continuing impact on the revenue related to the assumed performance obligations as the maintenance services are provided for less than one year, therefore there are no adjustments to the unaudited pro forma combined statements of income.
(m) Other current liabilities – Reflects the accrual of transaction costs of $30.6 million that were incurred at the close of the Viewpoint acquisition, of which $15.7 million was incurred by the Company and $14.9 million was paid by Viewpoint, partially offset by working capital adjustments of $13.5 million.
(n) Deferred income tax liabilities – Reflects DTAs and DTLs resulting from the preliminary fair value adjustments of the acquired assets and assumed liabilities. The DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The DTAs are primarily related to the net operating loss generated in connection with the acquisition, of which the largest portion relates to pre-acquisition stock-based compensation vested as part of the acquisition. The DTLs and DTAs have been recognized based on applicable newly enacted statutory tax rate and are subject to change based upon Trimble’s final determination of the fair value of assets acquired and liabilities assumed.
(o) Stockholders’ equity – Reflects adjustments to eliminate Viewpoint’s historical as adjusted common stock (including preferred stock), additional paid-in-capital, retained earnings and accumulated other comprehensive income (loss).